Exhibit 99.1

ALLIANCE PHARMACEUTICAL CORP. PROVIDES
COMPANY STATUS REPORT, AUGUST 15, 2002

San Diego, CA; August 15, 2002 --- Alliance Pharmaceutical Corp. (NASDAQ - ALLP) announced today that it is focusing its efforts on addressing three immediate issues - improving its financial position, marketing its Imagent® (perflexane lipid microspheres) ultrasound contrast agent, and resumption of clinical studies with OxygentTM (perflubron emulsion), an intravascular oxygen carrier. The Company has a partnership with Cardinal Health, Inc. for the marketing of Imagent, and Oxygent is being developed by Alliance in the United States, Canada, and Europe in conjunction with Baxter Healthcare Corporation.

           As reported on May 15, 2002 in the Form 10-Q the Company filed with the SEC for the quarterly period ended March 31, 2002, Alliance anticipated that its capital resources, expected milestone payments by Baxter, and expected revenue from investments would be adequate to satisfy its capital requirements through at least fiscal 2002 (June 30, 2002). Although the Company has received some funding subsequent to the end of the fiscal year, has substantially reduced its expenditures, and senior management's current salaries have been reduced by 25%, additional financing is required.

           Under the terms of the Oxygent agreement, Baxter has an obligation to pay approximately $15 million to Alliance as certain development milestones are met in order for Baxter to maintain its rights to the product. These milestones include the achievement of specified events related to the conduct of a new pivotal Phase 3 clinical study for Oxygent in Europe. Alliance has received initial approval to proceed with the study from European authorities and clinical sites. Enrollment of patients in the study is dependent upon funding in addition to Baxter's milestone payments.

           Alliance has been working with Cardinal Health and inChord Communications Inc. to begin marketing activities for Imagent. Efforts are underway to introduce the product to the medical community, and sales revenue is expected to accrue in the second quarter of this fiscal year.

           As a result of the Company's balance sheet as reported on the March 31, 2002 Form 10-Q, Alliance has received a Nasdaq Staff Determination indicating that the Company has failed to comply with the net tangible assets and stockholders equity requirements for continued listing set forth in Marketplace Rule 4450 (a)(3), and that its securities are, therefore, subject to delisting from the Nasdaq National Market. The Company has appealed the Nasdaq Staff Determination and requested a hearing before a Nasdaq Listing Qualifications Panel, which will be scheduled within 45 days of the Company's appeal, to present its plan to meet the minimum requirements for listing on Nasdaq. This plan may include, among other options, the restructuring of debt, a royalty license agreement or other investment associated with future Imagent revenue streams, as well as the possible licensing of Oxygent in areas of the world not covered by the Baxter agreement.

           Alliance Pharmaceutical Corp. is developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. Alliance's products are intended primarily for use during acute care situations, including surgical, cardiology, and respiratory applications. Additional information about the Company is available on Alliance's web site at http://www.allp.com.

           Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-47032) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

           For further information, please contact: Gwen Rosenberg, Vice President, Corporate Communications, at (858) 410-5275.